Exhibit 99.1

[TRIMERIS LOGO]

FOR IMMEDIATE RELEASE

Contacts:

Timothy Creech	Robin Fastenau
Vice President of Finance	Manager of Corporate Communications
Trimeris, Inc.	Trimeris, Inc.
(919) 419-6050	(919) 419-6050

TRIMERIS ANNOUNCES

FIRST QUARTER 2003 RESULTS

DURHAM, NC, May 13, 2003 – Trimeris, Inc. (Nasdaq: TRMS) today announced results for the first quarter ended March 31, 2003. For the first quarter of 2003, the Company reported a loss of $15.9 million, ($0.75 per share), compared with a loss of $17.7 million ($0.97 per share) in the comparable 2002 period.

The decrease in net loss for the quarter is primarily due to reduced expenses incurred for the Company’s phase III clinical trials for FUZEON™ and the production of drug material for clinical trials. These reduced expenses were partially offset by increased marketing expenses related to the commercial launch of FUZEON. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. Cash and cash equivalents and short-term investments totaled $139.9 million at March 31, 2003. The commercial launch of FUZEON began on March 27, 2003 with the first drug shipments to patients, and net sales for the quarter were $7,000.

“This quarter was a historic one for Trimeris, as we received FDA accelerated approval and launched FUZEON,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “Together with our partner Roche, we are delighted to begin providing another treatment option to HIV patients.”

A live webcast of our conference call on May 13 at 10:00 a.m. EDT will be available at http://www.trimeris.com and archived for replay until June 30, 2003.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEONñ, just approved by the FDA, is the first in a new class of anti-HIV drugs called fusion inhibitors. A Marketing Authorization Application (MAA) has also been submitted for FUZEON in the European Union. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

Note: This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

Trimeris, Inc.

(A Development Stage Company)

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended March 31,
	2003	2002
Milestone revenue	$236	$326

Operating expenses:
Research and development:
Non-cash compensation*	(60)	(21)
Other research and development	9,683	14,759

Total research and development expense	9,623	14,738

General and administrative:
Non-cash compensation*	412	403
Marketing expense**	—	1,525
Other general and administrative	2,168	1,865

Total general and administrative expense	2,580	3,793

Collaboration loss**	4,452	—

Total operating expenses	16,655	18,531

Operating loss	(16,419)	(18,205)

Other income (expense)
Interest income	506	537
Interest expense	(15)	(33)

	491	504

Net loss	$(15,928)	$(17,701)

Basic and diluted net loss per share	$(0.75)	$(0.97)

Weighted average shares outstanding	21,375	18,286

* Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.

** Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three months ended March 31, 2003. Marketing expense for 2002 consisted of our 50% share of expenses incurred for pre-launch activities related to FUZEON.

Trimeris, Inc.

(A Development Stage Company)

Condensed Balance Sheets

[$ in thousands]

	March 31, 2003 (unaudited)	December 31, 2002
Assets
Total current assets	$141,011	$150,313
Property, furniture and equipment – net	2,641	2,816
Total other assets	1,629	1,410

Total assets	$145,281	$154,539

Liabilities and Stockholders’ Equity
Total current liabilities	$22,171	$21,924
Capital lease obligations, less current installments	240	321
Deferred revenue	8,068	2,167

Total liabilities	30,479	24,412

Total stockholders’ equity	114,802	130,127

Total liabilities and stockholders’ equity	$145,281	$154,539

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